Exhibit 99.1

Noventiq Appoints Jerry Letter as Chief Financial Officer and Head of Corporate Development

LONDON & PALO ALTO, Calif. –(BUSINESS WIRE)– Noventiq Holdings PLC (“Noventiq” or “the Company”), a global digital transformation and cybersecurity solutions and services provider, today announced the appointment of Jerry Letter as Chief Financial Officer and Head of Corporate Development. Reporting to CEO Hervé Tessler, Mr. Letter is responsible for all aspects of the Company’s financial operations including accounting, tax, and treasury, as well as mergers & acquisitions and other strategic growth opportunities.

Mr. Letter brings over 25 years of experience across U.S. public markets, corporate finance, and global operations and finance in senior leadership roles, including expertise in capital markets and M&A transactions. Most recently, as Chief Financial Officer and Chief Operating Officer of Corner Growth Acquisition Corp. (Nasdaq: COOL), he has worked closely with Noventiq ahead of its proposed business combination and Nasdaq listing. During this time, Mr. Letter has developed a broad understanding of Noventiq’s business and growth strategy and is extremely well positioned to continue driving the underlying transformation program and longer-term financial strategy.

As Mr. Letter steps into his new role, Burak Ozer will continue to lead regional finance and operations. Mr. Ozer, who has a deep understanding of Noventiq’s regional operations and has led the finance team during a period of very significant growth and transformation, will work closely with Mr. Letter to ensure a seamless transition to drive the next phase of the Company’s growth.

Jacques Guers, Chairman of the Board of Directors at Noventiq, said:

“This move represents a significant step in the Company’s journey to a U.S. listing, and our longer-term goal to unlock the full potential of Noventiq’s value for all our stakeholders. Jerry has the leadership track record and breadth of business and financial experience that we believe are critical to lead. He has the ability to forge major capital market, customer, and vendor relationships, and a focus on delivering value to shareholders. With Hervé as CEO and Jerry as CFO, Noventiq has a powerful advantage in the market, and the Company is very well positioned for its upcoming Nasdaq listing and beyond.”

Hervé Tessler, CEO of Noventiq, said:

“I have worked closely with Jerry for more than a year. During that time he has gained a very strong understanding of our operations, we have benefitted from his leadership and steadfast commitment to progressing our shared goals, and I look forward to continue building on our strong momentum together. I also want to thank Burak for his significant contributions to Noventiq’s growth and development over the past two years. He has helped to prepare the Company for the Nasdaq, and we are grateful for his leadership and stewardship during this time, and I am delighted that we will continue to benefit from his experience.”

Jerry Letter, Chief Financial Officer said:

“I am excited to join the Noventiq team ahead of our U.S. public listing and look forward to working closely with Hervé and the senior leadership team to continue building on the Company’s strong platform. Together, we will capture the next waves of global growth by investing in the business and remaining laser-focused on our customers to drive innovation. Noventiq is a leader in penetrating high growth emerging markets, and I am excited by the opportunities we have to drive long-term profitable growth and to deliver significant value for our shareholders.”

Jerry Letter - Bio

Prior to joining Noventiq, Mr. Letter was Chief Financial Officer, Chief Operating Officer and Partner at Corner Ventures and Corner Capital Management, a global technology investment platform. Mr. Letter also served as Chief Financial Officer and Chief Operating Officer of Corner Growth Acquisition Corp.

Prior to joining Corner Ventures in 2021, he served in various roles for Airbnb, Inc. (Nasdaq: ABNB) (“Airbnb”) from 2017 until 2021, including as a member of the company’s global leadership team as Director of Operations and Finance and as the Chief Operations and Financial Officer for Airbnb’s luxury business unit, where he was responsible for home supply and quality, service product design, guest experience/hospitality, strategy, finance, and business operations across Airbnb’s global footprint.

From 2005 to 2017, Mr. Letter served as a Partner and the Chief Financial Officer at InterMedia Partners, L.P. (“InterMedia”), a media and technology focused private equity fund. At InterMedia, he led the sourcing and execution of multiple buy-side transactions while also utilizing operational expertise by working closely with portfolio company management to drive value creation post investment. While at InterMedia, Jerry was also instrumental in executing a series of mergers creating Hemisphere Media Group, Inc. via Azteca Acquisition Corporation, a special purpose acquisition company. Prior to that, he was a member of the initial executive management team at the Yankees Entertainment & Sports Network (YES Network) holding senior-level finance and management roles, and before that, he was based in Silicon Valley and held senior finance positions at technology providers Exodus Communications, Inc. and GlobalCenter Inc. Mr. Letter began his career at Arthur Andersen LLP where he became a Certified Public Accountant (currently inactive).

Mr. Letter is a graduate of Indiana University’s Kelley School of Business and received his MBA from Columbia Business School.

Business Combination Agreement

As previously announced on May 4, 2023, Noventiq and Corner Growth Acquisition Corp. entered into a business combination agreement that is expected to result in the combined company being listed on Nasdaq under the symbol

“NVIQ”. The proposed business combination is expected to provide Noventiq with improved access to new sources of capital, accelerate M&A opportunities, and enhance its reach and capabilities in fast-growing technology development in cybersecurity, generative AI, and other high-margin solutions and tools. Noventiq and Corner Growth Acquisition Corp. filed form F-4/A and reported strong H1 FY24 results on March 13, 2024.

About Noventiq

Noventiq (Noventiq Holdings PLC) is a leading global solutions and services provider in digital transformation and cybersecurity, headquartered in London. The company enables, facilitates, and accelerates digital transformation for its customers’ businesses, connecting organizations across a comprehensive range of industries with best-in-class IT vendors, alongside its own services and proprietary solutions.

The company’s rapid growth is underpinned by its three-dimensional strategy to expand its market penetration, product portfolio, and sales channels. This is supported by an active approach to M&A, positioning Noventiq to capitalize on the industry’s ongoing consolidation. With around 6,400 employees globally, Noventiq operates in approximately 60 countries with significant growth potential in multiple regions including Latin America, EMEA, and APAC – with a notable presence in India.

Contacts

Noventiq

Investors:

Steven Salter

VP Corporate Affairs

IR@noventiq.com

Media:

Rocio Herraiz

Global Head of Communications

pr@noventiq.com

Corner Growth

Investors:

Ryan Flanagan, ICR

ryan.flanagan@icrinc.com

Media:

Brian Ruby, ICR

Brian.ruby@icrinc.com

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